December 20, 2017

Advaxis Reports Fiscal Year 2017 Financial Results and Provides a Business Update

Conference call to be held December 21st at 10:00 a.m. Eastern time

PRINCETON, N.J. (December 20, 2017) –Advaxis, Inc. (NASDAQ:ADXS), a late-stage biotechnology company focused on the discovery, development and commercialization of immunotherapy products, today provides a business update and announces its financial results for the fiscal year ended October 31, 2017.

Key 2017 Accomplishments

●	Re-prioritization of the Company’s clinical programs to focus on four key areas: HPV-associated cancers, neoantigen therapy, disease focused hotspot and cancer antigen therapies and prostate cancer;
●	Progress in the HPV-related cancer franchise, with important milestones including the initiation of patient dosing in Advaxis’ Phase 3 study, AIM2CERV and presentation of the ground-breaking GOG-0265 data;
●	FDA acceptance of the IND for ADXS-NEO;
●	Presentation of initial immunological and clinical data from the monotherapy arm of the ongoing Phase 1/2 study in prostate cancer at multiple medical meetings; and
●	New clinical partnerships with Bristol-Myers Squibb and Sellas Life Sciences.

Management Commentary

“2017 was a year of change for Advaxis as we evolved into a more focused and disciplined enterprise, and we have made significant progress with our clinical programs,” stated Anthony Lombardo, interim Chief Executive Officer of Advaxis. “We’re fortunate that as immuno-oncology continues to evolve, the flexibility of our proprietary Lm Technology platform allows Advaxis to continue to adapt and introduce highly innovative programs.”

“We refined our clinical strategy to concentrate on four distinct franchises and conducted a thorough review of the business with the entire Advaxis team to implement tactics to enhance value. We are confident that this diversification strategy holds significant potential to create shareholder value while developing much-needed targeted cancer therapies for patients in need.

“As we move into our fiscal 2018, our focus will be on executing our strategy while driving additional efficiencies throughout the organization. We expect to achieve a number of value-creating milestones that will position Advaxis for continued growth and expansion throughout the year and beyond. Our management team is committed to delivering for our shareholders and unlocking the full potential of our Lm Technology platform,” Mr. Lombardo concluded.

Balance Sheet Highlights

As of October 31, 2017, Advaxis had cash, cash equivalents and investments of $70.9 million. The Company used approximately $76.9 million in cash to fund operations during fiscal 2017, mainly attributed to funding strategic development programs and related personnel and infrastructure to support the company’s progress and growth.

Following the close of the fiscal year, the Company reported approval for a $4.8 million tax credit from the NJEDA’s NOL program. The Company expects to receive $4.5 million in cash by the end of their fiscal Q1 2018.

In 2017 the Company completed an in-depth review of all spend and has eliminated programs that were not supportive of its strategic goals. Due to this increased discipline, the Company has returned to the historical quarterly burn rate of approximately $20 million in the fourth quarter of 2017, excluding partnership reimbursement and other cash receivables. Moving into 2018, the Company will continue to be disciplined and expects its cash burn to decrease from its 2017 level, as there were several one-time costs in 2017 related to preparation for the regulatory filing of axalimogene filolisbac in Europe and related infrastructure costs, which are not anticipated to recur.

Throughout fiscal 2018, Advaxis plans to continue to invest in its core clinical programs and expects its current cash position will be sufficient to fund its business plan into fiscal 2019.

Financial Highlights for Fiscal Year 2017

The net loss for the fiscal year ended October 31, 2017 was $93.4 million or $2.31 per share based on 40.5 million shares outstanding. This compares with a net loss for fiscal 2016 of $73.6 million or $2.08 per share based on 35.4 million shares outstanding.

Research and development expenses for fiscal 2017 were $71.9 million, compared with $48.8 million for fiscal 2016. The $23.1 million increase was primarily a result of continued investment in support of the Company’s preclinical and clinical development programs. In addition, the Company had higher third-party costs related to its HPV franchise primarily supporting the AIM2CERV Phase 3 clinical program, preparations for the planned EU submission for conditional approval, start-up activities related to the ADXS-DUAL program and ADXS-PSA Phase 1/2 trial support. The increase also reflects higher headcount to support the research and development initiatives.

General and administrative expenses for fiscal 2017 were $38.7 million, compared with $31.7 million for fiscal 2016. The increase was largely attributable to non-cash stock-based compensation expense, which increased by $6.7 million year-over-year. The Company expects G&A expenses in the near term to remain comparable to current levels, exclusive of the impact of non-cash stock awards and one-time expenses.

Conference Call and Webcast Information

Advaxis’ senior management will host a conference call to review financial results, provide a business update and answer questions. The conference call and live audio webcast will begin at 10:00 a.m. Eastern time on Thursday, December 21, 2017.

To access the conference call please dial (844) 348-6133 (domestic) or (631) 485-4564 (international) and refer to conference ID 4682169. A live and archived audio webcast of the call will be available on the Company’s website at www.ir.advaxis.com/news-events.

For those unable to participate in the live conference call or webcast, a recording will be available beginning two hours after the call ends. To access the recording, dial (855) 859-2056 or (404) 537-3406 and provide conference ID 4682169.

About Advaxis, Inc.

Advaxis, Inc. is a late-stage biotechnology company focused on the discovery, development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T-cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable the T-cells to eliminate tumors. Advaxis has four franchises in various stages of clinical and preclinical development: HPV-associated cancers, neoantigen therapy, hotspot mutation therapy and prostate cancer.

To learn more about Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook, and YouTube.

Advaxis Forward-Looking Statement

This press release contains forward-looking statements, including, but not limited to, statements regarding Advaxis’ ability to develop and commercialize the next generation of cancer immunotherapies, and the safety and efficacy of Advaxis’ proprietary immunotherapies. These forward-looking statements are subject to a number of risks including the risk factors set forth from time to time in Advaxis’ SEC filings including, but not limited to, its report on Form 10-K for the fiscal year ended October 31, 2016, which is available at www.sec.gov.

Any forward-looking statements set forth in this presentation speak only as of the date of this presentation. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

CONTACTS:

Company:
Advaxis, Inc.
Noelle Heber, (609) 250-7575
Sr. Director Corporate Communications and Government Affairs
Heber@advaxis.com

Media:
Stern Strategy Group
Brian Hyland, (908) 325-3891
Bhyland@sternstrategy.com

or

Rachel Auerbach, (908) 325-3898
Rauerbach@sternstrategy.com

Investors:
LHA Investor Relations
Anne Marie Fields, (212) 838-3777

afields@lhai.com

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